EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Receives FDA Fast Track Designation for FavId, Lead Product Candidate for
Follicular B-Cell Non-Hodgkin’s Lymphoma

San Diego – Jan. 12, 2006 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific immunotherapies for the treatment of cancer, announced today that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation for FavId®, the Company’s lead product candidate for the treatment of B-cell follicular non-Hodgkin’s lymphoma (NHL). FavId is currently in a pivotal Phase 3 clinical trial following Rituxan® therapy in patients with follicular B-cell NHL.

“This decision by the FDA has the potential to save us valuable time in the regulatory approval process, and also serves as an important acknowledgement of the potential for FavId in the treatment of B-cell follicular NHL,” John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “We look forward to reporting additional progress in the development of FavId this year, culminating with our first look at clinical activity in our Phase 3 registration trial in the fourth quarter using the secondary endpoint of Response Improvement.”

Under the FDA Modernization Act of 1997, a Fast Track designation means that FDA will expedite the development and review of a Fast Track product. The FDA may also evaluate for filing and commence review of portions of an application for approval of a Fast Track product.

Favrille recently reported positive long-term follow-up data from its Phase 2 clinical trial of FavId at the American Society of Hematology Annual Meeting in Atlanta. The data suggests that administration of FavId following Rituxan in patients with follicular B-cell NHL appears to improve the response rate over Rituxan alone and extend time to disease progression (TTP) compared to historical data. The data also compare favorably with previous immunotherapy studies.

Favrille is nearing completion of patient enrollment in its randomized, double-blind, placebo-controlled Phase 3 registration trial. The Company initiated the trial in July 2004 with a target of 342 eligible patients. Favrille anticipates an analysis of a secondary endpoint of the trial, Response Improvement, during the fourth quarter of this year. The final analysis of the primary endpoint of the trial, TTP, is expected during the second half of 2007.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for FavId, including potential delays in patient enrollment; difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.